UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2008

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, New Jersey		07078
(Address of principal executive offices)		(Zip Code)

(973) 921-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PURPOSE OF FILING

The purpose of this filing is to report to you that we have: (i) issued a press release announcing our financial results for the fourth quarter and year ended December 31, 2007; (ii) within the aforementioned press release, updated our 2008 financial guidance to reflect the sale of our Italian real estate data business; and (iii) taken certain actions with respect to our 2008 Financial Flexibility Program.

(i)

Item 2.02.	Results of Operations and Financial Condition.

On January 30, 2008, we issued a press release announcing our financial results for the fourth quarter and year ended December 31, 2007. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 2.02 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information provided pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Current Report on Form 8-K shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

An integral component of our strategy is creating financial flexibility to fund investments for growth and to create shareholder value.

Through our Financial Flexibility Program we continually and systematically seek ways to improve our performance in terms of quality and cost. Specifically, we seek to eliminate, standardize, consolidate and automate our business functions. As a part of each program, we have incurred a restructuring charge, which generally consists of, among other things, employee severance and termination costs. We also have incurred transition costs, which generally consist of other costs necessary to accomplish the process changes such as consulting fees, cost of temporary workers, relocation costs and stay bonuses.

Our 2008 Financial Flexibility Program, which was approved on January 24, 2008, builds on efforts initiated in 2007 to reduce significantly the complexity of our business, a process that we anticipate continuing over the next several years. Specifically, in 2008, we will continue to address complexity reduction and create financial flexibility through several initiatives including the following:

•

Enhancing Organizational Effectiveness: this initiative is intended to reduce organizational complexity and improve the efficiency of how we are organized and how we operate as a business by continuing to address spans of control, consolidating like functions and eliminating non-essential activities;

•

Simplifying our Products and Technology: this initiative is intended to simplify the various platforms and products we offer our customers and moving to fewer and easier to use web-based platforms like DNBi and Hoover’s and eliminating and consolidating systems and technology infrastructure;

•

Streamlining Data Collection and Product Ordering: this initiative is intended to standardize and automate processes to drive efficiencies and quality to support our overall DUNSRight data strategy; and

•

Improving Overall Business Effectiveness: this initiative is intended to improve the efficiencies of our operations by centralizing management of key cost drivers, vendor consolidation and contract renegotiation. In addition, we are focusing on driving revenue growth by reducing the non-selling time of our sales force, enhancing our new customer acquisition activities and go-to-market approaches.

On an annualized basis, the actions under our 2008 Financial Flexibility Program are expected to create $75 million to $80 million of financial flexibility, of which approximately $60 million to $65 million will be generated in 2008, before any transition costs and restructuring charges and before any reallocation of savings generated by the initiatives. We expect all actions under our 2008 program to be completed by December 2008. To implement these initiatives we expect to incur transition costs of approximately $13 million to $15 million.

In addition, we expect to incur restructuring charges totaling $20 million to $25 million pre-tax, of which $18 million to $23 million relate to severance, approximately $1 million relate to lease termination obligations and approximately $1 million relate to other exit costs in 2008.

Approximately $30 million to $40 million of these transition costs and restructuring charges are expected to result in cash expenditures. As a result of this financial flexibility program we expect that approximately 300-350 positions will be eliminated globally.

Item 7.01.	Regulation FD Disclosure.

We also disclosed in the above mentioned January 30, 2008 press release that we have updated our 2008 full-year financial guidance to reflect the sale of our Italian real estate data business. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 7.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release of The Dun & Bradstreet Corporation, dated January 30, 2008 (furnished pursuant to Item 2.02 and Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation

By:	/s/ Jeffrey S. Hurwitz
Jeffrey S. Hurwitz
Senior Vice President,
General Counsel and Corporate Secretary

DATE: January 30, 2008

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